Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Athersys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	Rule 457(c)	56,249,080(2)	$0.027(3)	$1,518,725.16	0.00014760	224.17
	Equity	Common Stock	Rule 457(c)	20,000,000(4)	$0.027(3)	540,000.00	0.00014760	79.71

	Total Offering Amounts					$2,058,725.16		$303.88
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$303.88

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.001 per share, of Athersys, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.
(2)	Consists of shares of common stock that are issuable upon the exercise of warrants to purchase shares of the Registrant’s common stock at an original exercise price of $0.1395 per share and a current exercise price (after a reduction in the exercise price agreed to on October 30, 2023) of $0.01 per share, issued by the Registrant to the Selling Stockholders in a private placement of such warrants which closed on October 16, 2023 pursuant to a letter agreement dated October 11, 2023.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of the Registrant’s common stock as reported on November 8, 2023 on the Pink Open Market operated by the OTC Markets Group Inc., which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the shares of common stock listed in the table above.
(4)	Consists of shares of common stock that are issuable upon exercise of certain warrants to purchase shares of the Registrant’s common stock at an exercise price of $0.01 per share issued by the Registrant on October 30, 2023 in a transaction pursuant to an offer letter dated October 30, 2023.